EXHIBIT 99.1

For Immediate Release:

Tierney Saccavino

Vice President, Corporate Communications

Acorda Therapeutics

Phone:  914-347-4300 x104

Email:  tsaccavino@acorda.com

Acorda Therapeutics Announces $31.5 Million Financing

Hawthorne, NY October 4, 2006 — Acorda Therapeutics, Inc. (NASDAQ: ACOR) today announced that it has entered into a definitive purchase agreement with certain investors to raise approximately $31.5 million in gross proceeds through a private placement of newly issued shares of common stock, at a price of $9.75 per share.  The Company intends to use the net proceeds from the financing to support its sales and marketing activities, advance its clinical and preclinical programs and for other working capital and general corporate purposes.

The securities to be sold in this private placement will not be registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. The shares were offered and will be sold only to a limited number of accredited investors. Acorda Therapeutics has agreed to file a registration statement with the SEC covering resale of the common stock issued in the private placement.

This release is not an offer to sell or the solicitation of an offer to buy the shares of common stock of Acorda Therapeutics.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including Acorda Therapeutics' ability to successfully market and sell Zanaflex Capsules, the risk of unfavorable results from future studies of Fampridine-SR, delays in obtaining or failure to obtain FDA approval of Fampridine-SR, competition, the ability to obtain additional financing to support Acorda Therapeutics' operations, unfavorable results from its preclinical programs, and failure to protect its intellectual property or to defend against the intellectual property claims of others. These and other risks are described in greater detail in Acorda Therapeutics' filings with the Securities and Exchange Commission. Acorda Therapeutics may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Acorda Therapeutics disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About Acorda Therapeutics

Acorda Therapeutics is a biotechnology company developing therapies for SCI, MS and related nervous system disorders. The Company's marketed products include Zanaflex Capsules™ (tizanidine hydrochloride), a short-acting drug indicated for the management of spasticity. For full prescribing information, please go to www.zanaflexcapsules.com. Acorda’s lead clinical stage product, Fampridine-SR, recently completed a Phase 3 study in people with MS.  The Company's pipeline includes a number of products in development for the treatment, regeneration and repair of the spinal cord and brain.

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